Report of Independent Auditors

The Board of Directors of
The Williams Companies, Inc.

We have audited the accompanying combined balance sheets of the Contributed Entities, as defined in Note 1, as of December 31, 2008 and 2007, and the related combined statements of income, changes in equity, and cash flows for each of the years then ended. These financial statements are the responsibility of The Williams Companies, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Contributed Entities’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Contributed Entities’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Contributed Entities at December 31, 2008 and 2007, and the combined results of their operations and their cash flows for each of the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Tulsa, Oklahoma
January 17, 2010

CONTRIBUTED ENTITIES
COMBINED BALANCE SHEETS

	December 31,		September 30,
	2007	2008	2009
			(Unaudited)
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$9	$16	$8
Accounts receivable:
Trade	384	249	325
Affiliate	17	9	14
Notes receivable from parent	253	252	336
Inventories	105	146	132
Regulatory assets	24	89	79
Other current assets	104	80	65

Total current assets	896	841	959
Investments	303	339	406
Property, plant and equipment — net	8,621	9,176	9,443
Other assets and deferred charges	272	322	318

Total assets	$10,092	$10,678	$11,126

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable:
Trade	$318	$285	$295
Affiliate	87	70	72
Accrued liabilities	326	225	182
Long-term debt due within one year	75	—	17

Total current liabilities	806	580	566
Long-term debt	1,821	1,971	1,980
Deferred income taxes	1,037	—	—
Asset retirement obligations	247	434	461
Other liabilities and deferred income	190	223	249
Contingent liabilities and commitments (Note 16)
Equity:
Owner’s equity	5,709	6,846	7,246
Accumulated other comprehensive income (loss)	(3)	4	4
Noncontrolling interests in consolidated subsidiaries	285	620	620

Total equity	5,991	7,470	7,870

Total liabilities and equity	$10,092	$10,678	$11,126

See accompanying notes to combined financial statements

CONTRIBUTED ENTITIES
COMBINED STATEMENTS OF INCOME

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2007	2008	2008	2009
			(Unaudited)
	(In millions)

Revenues:
Gas Pipeline	$1,623	$1,637	$1,229	$1,202
Midstream Gas & Liquids	3,707	3,828	3,282	1,806
Intercompany eliminations	(4)	(10)	(7)	(5)

Total revenues	5,326	5,455	4,504	3,003
Segment costs and expenses:
Costs and operating expenses	3,776	4,027	3,336	2,063
Selling, general and administrative expense	227	234	175	185
Other (income) expense — net	(32)	15	17	7

Segment costs and expenses	3,971	4,276	3,528	2,255

General corporate expenses	88	80	61	68

Operating income:
Gas Pipeline	622	630	486	449
Midstream Gas & Liquids	733	549	490	299
General corporate expenses	(88)	(80)	(61)	(68)

Total operating income	1,267	1,099	915	680

Equity earnings	51	55	48	39
Interest accrued — third-party	(147)	(144)	(108)	(108)
Interest accrued — affiliate	(19)	(35)	(23)	(38)
Interest capitalized	23	36	23	41
Interest income — third-party	4	1	1	1
Interest income — affiliate	18	23	18	15
Other income — net	19	10	9	9

Income before income taxes	1,216	1,045	883	639
Provision (benefit) for income taxes	(144)	(952)	107	4

Net income	1,360	1,997	776	635
Less: Net income attributable to noncontrolling interests	7	113	97	78

Net income attributable to Contributed Entities	$1,353	$1,884	$679	$557

See accompanying notes to combined financial statements

CONTRIBUTED ENTITIES
COMBINED STATEMENT OF CHANGES IN EQUITY

	Contributed Entities
		Accumulated
		Other
	Owner’s	Comprehensive	Noncontrolling
	Equity	Income	Interests	Total
	(In millions)

Balance, December 31, 2006	$5,257	$5	$—	$5,262
Comprehensive income:
Net income — 2007	1,353	—	7	1,360
Net unrealized losses on cash flow hedges, net of reclassification adjustments	—	(8)	—	(8)

Total comprehensive income	1,353	(8)	7	1,352
Distribution of noncontrolling interest in Wamsutter	(278)	—	278	—
Distributions to The Williams Companies, Inc. — net	(623)	—	—	(623)

Balance, December 31, 2007	5,709	(3)	285	5,991
Comprehensive income:
Net income — 2008	1,884	—	113	1,997
Net unrealized gains on cash flow hedges, net of reclassification adjustments	—	7	—	7

Total comprehensive income	1,884	7	113	2,004
Sale of Williams Pipeline Partners L.P. limited partner units	—	—	333	333
Dividends paid to noncontrolling interests	—	—	(111)	(111)
Distributions to The Williams Companies, Inc. — net	(747)	—	—	(747)

Balance, December 31, 2008	6,846	4	620	7,470
Comprehensive income:
Net income — nine months ended September 30, 2009 (unaudited)	557	—	78	635
Net unrealized losses on cash flow hedges, net of reclassification adjustments (unaudited)	—	—	—	—

Total comprehensive income (unaudited)	557	—	78	635
Dividends paid to noncontrolling interests (unaudited)	—	—	(78)	(78)
Distributions to The Williams Companies, Inc. — net (unaudited)	(157)	—	—	(157)

Balance, September 30, 2009 (unaudited)	$7,246	$4	$620	$7,870

See accompanying notes to combined financial statements

CONTRIBUTED ENTITIES
COMBINED STATEMENT OF CASH FLOWS

			Nine Months Ended
	Year Ended December 31,		September 30,
	2007	2008	2008	2009
			(Unaudited)
	(In millions)

OPERATING ACTIVITIES:
Net income	$1,360	$1,997	$776	$635
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	432	458	332	362
Provision (benefit) for deferred income taxes	(306)	(997)	84	—
Cash provided (used) by changes in current assets and liabilities:
Accounts and notes receivable	(115)	136	(6)	(55)
Inventories	38	(42)	(61)	14
Other current assets	9	(77)	(52)	—
Accounts payable	56	(172)	(200)	13
Accrued liabilities	156	25	54	(38)
Affiliates — net	(37)	(9)	11	(3)
Other, including changes in noncurrent assets and liabilities	75	(2)	(1)	35

Net cash provided by operating activities	1,668	1,317	937	963

FINANCING ACTIVITIES:
Proceeds from long-term debt	434	674	674	—
Payments of long-term debt	(428)	(600)	(600)	—
Proceeds from sale of Williams Pipeline Partners L.P. limited partner units	—	333	333	—
Dividends paid to noncontrolling interests	—	(111)	(86)	(78)
Distributions to The Williams Companies, Inc. — net	(623)	(747)	(640)	(157)
Other — net	(13)	(10)	18	8

Net cash used by financing activities	(630)	(461)	(301)	(227)

INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(979)	(821)	(594)	(609)
Net proceeds from dispositions	(9)	30	20	(9)
Changes in notes receivable from parent	(24)	1	(1)	(84)
Distribution from Gulfstream Natural Gas System, L.L.C.	—	—	—	73
Purchases of investments	(19)	(44)	(40)	(111)
Purchase of ARO trust investments	—	(31)	(24)	(37)
Proceeds from sale of ARO trust investments	—	14	12	33
Other — net	—	2	(2)	—

Net cash used by investing activities	(1,031)	(849)	(629)	(744)

Increase (decrease) in cash and cash equivalents	7	7	7	(8)
Cash and cash equivalents at beginning of year	2	9	9	16

Cash and cash equivalents at end of year	$9	$16	$16	$8

See accompanying notes to combined financial statements

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2007 and 2008
(September 30, 2008 and 2009 information is unaudited)

Note 1.	Organization and Description of Business

The accompanying combined financial statements and related notes present the combined financial position, results of operations, cash flows and changes in equity of the following entities that make up the Gas Pipeline and Midstream Gas & Liquids business segments of The Williams Companies, Inc. (Williams) to the extent not already owned by Williams Partners L.P. (Williams Partners), including Williams’ limited and general partner interests in Williams Pipeline Partners L.P. (Pipeline Partners), but excluding its Canadian, Venezuelan and olefins operations, and 25.5% of Gulfstream Natural Gas System, L.L.C. See Note 3 for a discussion of transactions with related parties.

Wholly-owned subsidiaries:

Marsh Resources, LLC
Transcontinental Gas Pipe Line Company, LLC and its consolidated subsidiaries (Transco)
WGP Development, LLC
WGPC Holdings LLC and its consolidated subsidiary
Williams Energy Solutions, Inc.
Williams Field Services Group, LLC and its consolidated subsidiaries (WFSG)
Williams Mobile Bay Producers Services, LLC
Williams NGL Marketing, LLC
Williams Pacific Connector Gas Operator, LLC
Williams Pipeline GP LLC and its consolidated subsidiaries
Williams Pipeline Services Company

Equity investees:

24.5% membership interest in Gulfstream Natural Gas System, L.L.C.
31.45% membership interest in Baton Rouge Fractionators, LLC
29.98% membership interest in Pacific Connector Gas Pipeline, LP
29.98% membership interest in Pacific Connector Gas Pipeline, LLC

These combined financial statements are prepared in connection with the proposed acquisition of these entities and investments (Contributed Entities) by Williams Partners as contemplated in the Contribution Agreement by and among Williams Gas Pipeline Company, LLC, Williams Energy Services, LLC, WGP Gulfstream Pipeline Company, L.L.C., Williams Partners GP LLC (the Contributing Parties), Williams Partners and Williams Partners Operating LLC dated January 15, 2010 (the Contribution Agreement).

The accompanying unaudited interim combined financial statements include all normal recurring adjustments that, in the opinion of our management, are necessary to present fairly our financial position at September 30, 2009, and the results of operations and cash flows for the nine months ended September 30, 2008 and 2009.

We have evaluated our disclosure of subsequent events through January 17, 2010.

Unless the context clearly indicates otherwise, references in this report to “we,” “our,” “us” or similar language refer to the Contributed Entities. Our operations are located in the United States and are organized into the following reporting segments: Gas Pipeline and Midstream Gas & Liquids (Midstream).

Gas Pipeline includes the following interstate natural gas pipeline assets:

•	Transco, an interstate natural gas pipeline extending from the Gulf of Mexico region to the northeastern United States;

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

•	Northwest Pipeline GP (Northwest Pipeline), an interstate natural gas pipeline extending from the San Juan basin in northwestern New Mexico and southwestern Colorado to Oregon and Washington; and

•	A 24.5% equity investment in and Gulfstream Natural Gas System L.L.C. (Gulfstream), an interstate natural gas pipeline extending from the Mobile Bay area in Alabama to markets in Florida.

Midstream is currently comprised of the following natural gas gathering, processing and treating facilities located primarily in the Rocky Mountain and Gulf Coast regions of the United States and oil gathering and transportation facilities in the Gulf Coast region of the United States:

•	A gathering system and two processing plants (Echo Springs and Opal) serving the Wamsutter and southwest areas of Wyoming;

•	The natural gas lateral, natural gas liquids (NGL) pipeline and Willow Creek processing plant in Colorado;

•	A gathering system serving the Appalachian Basin in southwest Pennsylvania;

•	Onshore and offshore natural gas gathering pipelines in the Gulf Coast region;

•	The Mobile Bay, Markham and Cameron Meadows processing plants in the Gulf Coast region;

•	The Canyon Station and Devils Tower offshore production platforms in the Gulf of Mexico; and

•	Three deepwater crude oil pipelines.

The Cameron Meadows processing plant was subsequently sold in November 2009. See Note 18.

Note 2.	Summary of Significant Accounting Policies

Principles of consolidation

The combined financial statements include both the accounts of the wholly-owned subsidiaries and the equity investments of Williams noted above. We eliminated all intercompany accounts and transactions. We apply the equity method of accounting for investments in unconsolidated companies in which we and our subsidiaries own 20% to 50% of the voting interest or otherwise exercise significant influence over operating and financial policies of the company. The 51% investment in Laurel Mountain Midstream, LLC held by WFSG is accounted for under the equity method due to the significant participatory rights of our partner such that we do not control the investment.

On December 11, 2007, we distributed ownership interests in Wamsutter valued at $750 million (with an historical net book value of $278 million) to Williams, who, in turn, sold those ownership interests to Williams Partners. Certain of Williams Partners’ interests in Wamsutter have preference in the first $70 million of annual distributions. At December 31, 2008, we and Williams Partners own 35% and 65%, respectively, of the Wamsutter nonpreferential interest, subject to change based on the level of capital projects funded by us and Williams Partners (changed annually as projects are put into service). We consolidate our ownership interest in Wamsutter because we are the operator and the voting provisions of Wamsutter’s limited liability company agreement provides our interests with control. See Note 13 for further discussion of the Wamsutter ownership interests.

In January 2008, Pipeline Partners completed an initial public offering of 16.25 million common units at a price of $20 per unit. In February 2008, the underwriters exercised their right to purchase an additional 1.65 million common units at the same price. The initial asset of the partnership is a 35% interest in Northwest Pipeline. As a result of these transactions, we now own approximately 47.7% of the interests in Pipeline Partners, including the interests of the general partner (Williams Pipeline GP LLC), which is wholly owned by us, and incentive distribution rights. We consolidate Pipeline Partners within our Gas Pipeline segment due to our control through the general partner.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the combined financial statements and for which it would be reasonably possible that future events or information could change those estimates include:

•	impairment assessments of long-lived assets;

•	revenues subject to refund;

•	loss contingencies;

•	environmental remediation obligations; and

•	asset retirement obligations.

These estimates are discussed further throughout these notes.

Regulatory accounting

Transco and Northwest Pipeline are regulated by the Federal Energy Regulatory Commission (FERC). Their rates established by the FERC are designed to recover the costs of providing the regulated services, and their competitive environment makes it probable that such rates can be charged and collected. Therefore, our management has determined that it is appropriate for Transco and Northwest Pipeline to account for and report regulatory assets and liabilities consistent with the economic effect of the way in which their rates are established. Accounting for these businesses that are regulated can differ from the accounting requirements for non-regulated businesses. These differences are discussed further throughout these notes.

Cash and cash equivalents

Our cash and cash equivalents balance includes amounts primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government. These have maturity dates of three months or less when acquired.

Accounts receivable

Accounts receivable are carried on a gross basis, with no discounting, less the allowance for doubtful accounts. We do not recognize an allowance for doubtful accounts at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial conditions of the customers and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.

Inventory valuation

All inventories are stated at the lower of cost or market. We determine the cost of certain natural gas inventories held by Transco using the last-in, first-out (LIFO) cost method. We determine the cost of the remaining inventories primarily using the average-cost method. LIFO inventory at December 31, 2007 and 2008 was $55,000 and $11 million, respectively.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Property, plant and equipment

Property, plant and equipment is recorded at cost.  We base the carrying value of these assets on estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values. Ordinary maintenance and repair costs are generally expensed as incurred. Costs of major renewals and replacements are capitalized.

As regulated entities, Transco and Northwest Pipeline provide for depreciation using the straight-line method at FERC-prescribed rates. Depreciation for nonregulated entities is provided primarily on the straight-line method over estimated useful lives, except for certain offshore facilities that apply a declining balance method.

Northwest Pipeline’s levelized rate design for a 2003 pipeline expansion project created a revenue stream that remains constant over the related 25-year and 15-year customer contract terms. The related levelized depreciation is lower than book depreciation in the early years and higher than book depreciation in the later years of the contract terms. The depreciation component of the levelized incremental rates will equal the accumulated book depreciation by the end of the primary contract terms. FERC has approved the accounting for the differences between book depreciation and the levelized depreciation as a regulatory asset with the offsetting credit recorded to a regulatory credit. Regulatory credits totaling $4 million in 2007 and $3 million in 2008 are recorded in the accompanying Combined Statements of Income. The accompanying Combined Balance Sheets reflect the related regulatory assets of $26 million, $28 million and $30 million at December 31, 2007 and 2008 and September 30, 2009, respectively. Such amounts will be amortized over the primary terms of the shipper agreements as such costs are collected through rates.

Gains or losses from the ordinary sale or retirement of property, plant and equipment for regulated pipelines are credited or charged to accumulated depreciation; other gains or losses are recorded in other (income) expense — net included in operating income.

We record an asset and a liability upon incurrence equal to the present value of each expected future asset retirement obligation (ARO). The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. The regulated pipelines record the ARO asset depreciation offset to a regulatory asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in costs and operating expenses, except for regulated entities, for which the liability is offset by a regulatory asset. The regulatory asset is amortized commensurate with our collection of those costs in rates.

Derivative instruments and hedging activities

We utilize derivatives to manage a portion of our commodity price risk. These instruments consist primarily of swap agreements, option contracts and forward contracts involving short- and long-term purchases and sales of physical energy commodities. The counterparty to certain of these instruments is a Williams affiliate.

We report the fair value of derivatives, except for those for which the normal purchases and normal sales exception has been elected, on the Combined Balance Sheets in other current assets, other assets and deferred charges, accrued liabilities and other liabilities and deferred income as either current or noncurrent. We determine the current and noncurrent classification based on the timing of expected future cash flows of individual contracts. We report these amounts on a gross basis.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The accounting for changes in the fair value of a commodity derivative depends on whether the derivative has been designated in a hedging relationship and whether we have elected the normal purchases and normal sales exception. The accounting for the change in fair value can be summarized as follows:

Derivative Treatment	Accounting Method

Normal purchases and normal sales exception	Accrual accounting
Designated in a qualifying hedging relationship	Hedge accounting
All other derivatives	Mark-to-market accounting

We have elected the normal purchases and normal sales exception for certain short- and long-term purchases and sales of physical energy commodities. Under accrual accounting, any change in the fair value of these derivatives is not reflected on the balance sheet after the initial election of the exception.

We have designated a hedging relationship for certain commodity derivatives. For a derivative to qualify for designation in a hedging relationship, it must meet specific criteria and we must maintain appropriate documentation. We establish hedging relationships pursuant to our risk management policies. We evaluate the hedging relationships at the inception of the hedge and on an ongoing basis to determine whether the hedging relationship is, and is expected to remain, highly effective in achieving offsetting changes in fair value or cash flows attributable to the underlying risk being hedged. We also regularly assess whether the hedged forecasted transaction is probable of occurring. If a derivative ceases to be or is no longer expected to be highly effective, or if we believe the likelihood of occurrence of the hedged forecasted transaction is no longer probable, hedge accounting is discontinued prospectively, and future changes in the fair value of the derivative are recognized currently in revenues.

For commodity derivatives designated as a cash flow hedge, the effective portion of the change in fair value of the derivative is reported in other comprehensive income (loss) and reclassified into earnings in the period in which the hedged item affects earnings. Any ineffective portion of the derivative’s change in fair value is recognized currently in revenues. Gains or losses deferred in accumulated other comprehensive income (loss) associated with terminated derivatives, derivatives that cease to be highly effective hedges, derivatives for which the forecasted transaction is reasonably possible but no longer probable of occurring, and cash flow hedges that have been otherwise discontinued remain in accumulated other comprehensive income (loss) until the hedged item affects earnings. If it becomes probable that the forecasted transaction designated as the hedged item in a cash flow hedge will not occur, any gain or loss deferred in accumulated other comprehensive income (loss) is recognized in revenues at that time. The change in likelihood is a judgmental decision that includes qualitative assessments made by management.

For commodity derivatives that are not designated in a hedging relationship, and for which we have not elected the normal purchases and normal sales exception, we report changes in fair value currently in revenues.

Certain gains and losses on derivative instruments included in the Combined Statements of Income are netted together to a single net gain or loss, while other gains and losses are reported on a gross basis. Gains and losses recorded on a net basis include:

•	Unrealized gains and losses on all derivatives that are not designated as hedges and for which we have not elected the normal purchases and normal sales exception;

•	The ineffective portion of unrealized gains and losses on derivatives that are designated as cash flow hedges; and

•	Realized gains and losses on all derivatives that settle financially.

Gains and losses realized through the settlement of derivatives that require physical delivery are recorded on a gross basis. In reaching our conclusions on this presentation, we evaluated whether we act as principal in

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

the transaction; whether we have the risks and rewards of ownership, including credit risk; and whether we have latitude in establishing prices.

Gas Pipeline revenues

Gas Pipeline revenues are primarily from services pursuant to long-term firm transportation and storage agreements. These agreements provide for a demand charge based on the volume of contracted capacity and a commodity charge based on the volume of gas delivered, both at rates specified in our FERC tariffs. We recognize revenues for demand charges ratably over the contract period regardless of the volume of natural gas that is transported or stored. Revenues for commodity charges, from both firm and interruptible transportation services, and storage injection and withdrawal services are recognized when natural gas is delivered at the agreed upon delivery point or when natural gas is injected or withdrawn from the storage facility.

As a result of the ratemaking process, certain revenues collected by us may be subject to refunds upon the issuance of final orders by the FERC in pending rate proceedings. We record estimates of rate refund liabilities considering our and other third-party regulatory proceedings, advice of counsel and other risks.

Midstream revenues

Natural gas gathering and processing services are performed under volumetric-based fee contracts, keep-whole agreements and percent-of-liquids arrangements. Revenues under volumetric-based fee contracts are recorded when services have been performed. Under keep-whole and percent-of-liquids processing contracts, we retain the rights to all or a portion of the NGLs extracted from the producers’ natural gas stream and recognize revenues when the extracted NGLs are sold and delivered.

We also market NGLs that we purchase from our producer customers. Revenues from marketing NGLs are recognized when the products have been sold and delivered.

Impairment of long-lived assets and investments

We evaluate the long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such assets may not be recoverable. When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the carrying value of the assets is recoverable. We apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes including selling in the near term or holding for the remaining estimated useful life. If the carrying value is not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

For assets identified to be disposed of in the future and considered held for sale, we compare the carrying value to the estimated fair value less the cost to sell to determine if recognition of an impairment is required. Until the assets are disposed of, the estimated fair value, which includes estimated cash flows from operations until the assumed date of sale, is recalculated when related events or circumstances change.

We evaluate our investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other-than-temporary, the excess of the carrying value over the fair value is recognized in the combined financial statements as an impairment.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows and an asset’s fair value. Additionally, judgment is used to determine the probability of sale with respect to assets considered for disposal. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the combined financial statements.

Capitalization of interest

We generally capitalize interest during construction on major projects with construction periods of at least three months and a total project cost in excess of $1 million. Our regulated operations capitalize interest on all projects. Interest is capitalized on borrowed funds and, where regulation by the FERC exists, on internally generated funds. Interest capitalized on internally generated funds reported as a component of other income — net was $12 million and $5 million in 2007 and 2008, respectively, and $4 million and $7 million during the nine months ended September 30, 2008 and 2009, respectively. The rates used by regulated companies are calculated in accordance with FERC rules. Historically, Williams provided the financing for capital expenditures of the nonregulated companies; hence, the rates used by nonregulated companies were based on Williams’ average interest rate on debt during the applicable period of time.

Income taxes

Our operations are currently included in the Williams’ consolidated federal income tax return. Following the acquisition by Williams Partners, our operations will be treated as a partnership. Therefore, other than Transco and Northwest Pipeline, our historical operations exclude income taxes for all periods presented. Transco and Northwest Pipeline converted from corporations to limited liability companies on December 31, 2008 and October 1, 2007, respectively, and are not subject to income taxes after those respective dates. The effect of Transco and Northwest Pipeline’s change in tax status is included in the provision (benefit) for income taxes in the respective period of the change.

During 2006, the state of Texas passed a law that imposed a partnership-level tax on us beginning in 2007 based on the net revenues of our assets apportioned to the state of Texas. This tax is included in the provision (benefit) for income taxes.

Earnings per share

During the periods presented, the controlling interest in the Contributed Entities was held by Williams. Accordingly, we have not calculated earnings per share.

Issuance of equity of consolidated subsidiary

Sales of residual equity interests in a consolidated subsidiary are accounted for as capital transactions. No adjustments to equity are made for sales of preferential interests in a subsidiary. No gain or loss is recognized on these transactions.

Accounting standards issued but not yet effective

In August 2009, the FASB issued Accounting Standards Update No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value.” This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more prescribed techniques. The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Additionally, this Update clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

value measurements. The guidance provided in this Update is effective for us beginning with the fourth quarter of 2009. This Update will not materially impact our Combined Financial Statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (SFAS No. 167). This Statement amends Interpretation 46(R) to require an entity to perform a qualitative analysis to determine whether the entity’s variable interest or interests give it a controlling financial interest in a variable interest entity (VIE). This analysis identifies the primary beneficiary of a VIE as the entity that has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits of the VIE. SFAS No. 167 amends Interpretation 46(R) to replace the quantitative-based risks and rewards approach previously required for determining the primary beneficiary of a VIE. SFAS No. 167 is effective as of the beginning of an entity’s first annual reporting period that begins after November 15, 2009 and for interim periods within that first annual reporting period. Earlier application is prohibited. We are assessing the application of this Statement on our Combined Financial Statements, but we do not expect it to have a material impact.

Note 3.	Related Party Transactions

Many of the Combined Entities have entered into Personnel Services Agreements with Williams for the employees of our operated assets. Under these agreements, Williams is the employer primarily for payroll, benefits and administrative operations and the Contributed Entities are the employers primarily with respect to business operations. Williams directly charges us for the payroll and benefit costs associated with the operations employees and carries the obligations for many employee-related benefits in its financial statements, including the liabilities related to the employee retirement and medical plans. Our share of those costs is charged to us through affiliate billings and reflected in costs and operating expenses in the accompanying Combined Statements of Income. The Contribution Agreement contemplates that our employees will be transferred to services companies, and we will no longer have employees; therefore, we have presented these costs as affiliate expenses in the table below consistent with how they will be presented subsequent to the proposed transaction.

In addition, all of our general and administrative employees are employees of Williams, and we are charged for certain administrative expenses incurred by Williams. These charges are either directly identifiable or allocated to our operations. Direct charges are for goods and services provided by Williams at our request. Allocated charges are based on a three-factor formula, which considers revenues; property, plant and equipment; and payroll. Our share of direct administrative expenses is reflected in selling, general and administrative expense, and our share of allocated administrative expenses is reflected in general corporate expenses in the accompanying Combined Statements of Income. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams.

Gas Pipeline revenues include revenues from transportation and exchange services and rental of communication facilities with subsidiaries of Williams. The rates charged to provide sales and services to affiliates are comparable to those that are charged to similarly-situated nonaffiliated customers.

Midstream revenues include revenues from the following types of transactions with affiliates:

•	Sales of feedstock commodities to Williams Olefins, LLC (Williams Olefins), a wholly owned subsidiary of Williams, for use in their facilities. These sales are generally made at market prices at the time of sale.

•	Gathering, treating and processing services for Williams Production Company (WPC), a wholly owned subsidiary of Williams, under several contracts. The rates charged to provide these services are considered reasonable as compared to those that are charged to similarly-situated nonaffiliated customers.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

•	Sale of NGLs to Mid-Continent Fractionation and Storage, LLC, a wholly owned subsidiary of Williams Partners, for their inventory balancing needs. These sales are generally made at market prices at the time of sale.

•	The sale of waste heat from our co-generation plant to Williams Four Corners, LLC, a wholly owned subsidiary of Williams Partners, for the natural gas treating process at their Milagro treating plant. The rate we charge for the waste heat is based on the natural gas needed to generate the waste heat.

Costs and operating expenses also include charges for the following types of transactions with affiliates:

•	Our Midstream segment purchases NGLs for resale from Williams Partners and WPC at market prices at the time of purchase.

•	Our Midstream segment purchases natural gas for shrink replacement and fuel for processing plants and the co-generation plant from Williams Gas Marketing, Inc. (WGM) at market prices at the time of purchase.

•	Our Midstream segment purchases NGLs for resale from Williams Olefins at market prices at the time of purchase.

•	Our Gas Pipeline segment purchases natural gas from WGM at contract or market prices.

Below is a summary of the related party transactions discussed above.

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2007	2008	2008	2009
	(In millions)

Gas Pipeline revenues	$45	$38	$29	$23
Midstream revenues
Product sales	145	176	128	59
Gathering and processing	7	6	4	12
Costs and operating expenses
Product purchases	564	715	615	275
Employee costs	127	130	95	110
Selling, general and administrative expense
Employee costs	167	161	119	133

The accounts receivable — affiliate and accounts payable — affiliate on the Combined Balance Sheets represent the receivable and payable positions that result from the transactions with affiliates other than Williams discussed above.

We periodically enter into financial swap contracts with WGM to hedge forecasted NGL sales. These contracts are priced based on market rates at the time of execution and are reflected in other current assets, other assets and deferred charges and accrued liabilities on the Combined Balance Sheets (see Note 15).

We historically participated in Williams’ cash management program under unsecured promissory note agreements with Williams for both advances to and from Williams. As of December 31, 2007 and 2008 and September 30, 2009, the net advances to Williams are classified in the Combined Balance Sheets as follows:

•	Midstream’s net advances to Williams are classified as a component of owner’s equity because, although the advances are due on demand, Williams has not historically required repayment or repaid amounts owed to us.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

•	Transco’s and Northwest Pipeline’s notes receivable from parent are classified as current assets because they are due on demand and have historically been repaid during the following year. The interest rate on Transco’s demand notes is based upon the weighted average cost of Williams’ debt outstanding at the end of each quarter. The interest rate on Northwest Pipeline’s demand notes was based upon the weighted average cost of Williams’ debt outstanding at the end of each quarter until its acquisition by Pipeline Partners in 2008. At that point the interest rate changed to the overnight investment rate paid on Williams’ excess cash.

•	Wamsutter LLC’s net advances to Williams are included in accounts receivable — affiliate. These balances are generally settled in cash quarterly. Interest is paid to Wamsutter on amounts receivable from Williams based on the rate received by Williams on the overnight investment of its excess cash.

Under the Contribution Agreement, the outstanding advances will be distributed to Williams. Changes in the advances to Williams are presented as distributions to Williams in the Combined Statement of Changes in Equity and Combined Statements of Cash Flows.

In June 2009, we issued a $26 million note payable to Laurel Mountain Midstream, LLC, an equity method investee, in connection with its formation.

Note 4.	Asset Sales, Impairments and Other Accruals

The following table presents significant gains or losses from asset sales, impairments and other accruals or adjustments reflected in other (income) expense — net within segment costs and expenses.

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2007	2008	2008	2009
	(In millions)

Gas Pipeline
Income from payments received for a terminated firm transportation agreement on Grays Harbor lateral	$(18)	$—	$—	$—
Income from change in estimate related to a regulatory liability	(17)	—	—	—
Gain on sale of certain south Texas assets	—	(11)	(11)	—
Midstream
Income from favorable litigation outcome	(12)	—	—	—
Impairments of offshore assets and other asset writedowns	8	11	8	—
Involuntary conversion gain	(1)	(5)	—	—

Note 5.	Benefit Plans

Many of the Contributed Entities currently participate in employee benefit plans sponsored by Williams that provide benefits to their employees. The Contribution Agreement contemplates that our employees will be transferred to services companies as discussed in Note 3, and we will no longer be participants in Williams’ employee benefit plans. Williams will charge us for the benefits costs associated with providing these benefits to employees.

Pension plans

We currently participate in noncontributory defined benefit pension plans sponsored by Williams that provide pension benefits for eligible participants. Pension expense for 2007 and 2008 totaled $12 million and $10 million, respectively. At the total Williams plan level, the pension plans had a projected benefit obligation of $896 million and $1,035 million at December 31, 2007 and 2008, respectively. The plans were overfunded by $178 million at December 31, 2007 and underfunded by $330 million at December 31, 2008.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Postretirement benefits other than pensions

We currently participate in a plan sponsored by Williams that provides certain retiree health care and life insurance benefits for eligible participants that generally were employed by Williams on or before December 31, 1991, or December 31, 1995, if they were employees or retirees of Transco Energy Company and its subsidiaries. The accounting for the plan anticipates future cost-sharing changes to the plan that are consistent with Williams’ expressed intent to increase the retiree contribution level, generally in line with health care cost increases. Net periodic postretirement benefit expense for 2007 and 2008 totaled $5 million and $5 million, respectively. At the total Williams plan level, the postretirement benefit plans had a projected benefit obligation of $284 million and $273 million at December 31, 2007 and 2008, respectively. The plans were underfunded by $92 million and $147 million at December 31, 2007 and 2008, respectively.

Any differences between the annual expense and amounts currently being recovered in rates are recorded as an adjustment to revenues and collected or refunded through future rate adjustments. A regulatory asset can be recorded only to the extent it is currently funded.

Defined contribution plan

Our employees participate in a Williams defined contribution plan. We recognized compensation expense of $10 million and $11 million in 2007 and 2008, respectively, for Williams’ matching contributions to this plan.

Employee Stock-Based Compensation Plan Information

The Williams Companies, Inc. 2007 Incentive Plan (Plan) was approved by stockholders on May 17, 2007. The Plan provides for Williams common-stock-based awards to both employees and nonmanagement directors. The Plan permits the granting of various types of awards including, but not limited to, stock options and deferred stock. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved.

Williams currently bills us directly for compensation expense related to stock-based compensation awards granted directly to our employees based on the fair value of the options. We are also billed for our proportionate share of Williams’ stock-based compensation expense though various allocation processes.

Total stock-based compensation expense, included in administrative and general expenses, for the years ended December 31, 2007 and 2008 was $9 million and $7 million, respectively, excluding amounts allocated from Williams.

Note 6.	Provision (Benefit) for Income Taxes

Transco and Northwest Pipeline converted to single member limited liability companies on December 31, 2008 and October 1, 2007, respectively. Each made an election to be treated as a disregarded entity; therefore, they were no longer subject to income tax as of their respective conversion date. The provision (benefit) for income taxes shown herein for 2007 includes Northwest Pipeline’s (benefit) provision through September 30, 2007, and the 2008 provision (benefit) for income taxes includes Transco’s (benefit) provision through December 31, 2008. Subsequent to the conversion, all deferred taxes were eliminated through income and Transco and Northwest Pipeline no longer provide for income taxes.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The provision (benefit) for income taxes includes:

	Years Ended December 31,
	2007	2008
	(In millions)

Current:
Federal	$138	$37
State	24	8

	162	45
Deferred:
Federal	(273)	(867)
State	(33)	(130)

	(306)	(997)

Total benefit for income tax	$(144)	$(952)

Reconciliations from the provision for income taxes at the federal statutory rate to the realized provision (benefit) for income taxes are as follows:

	December 31,
	2007	2008
	(In millions)

Provision at statutory rate	$426	$366
Increases (decreases) in taxes resulting from:
Income from operations not taxed as a LLC	(275)	(259)
State income taxes (net of federal benefit)	17	14
Conversion from corporation to LLC	(312)	(1,073)

Benefit for income taxes	$(144)	$(952)

During the next twelve months, we do not expect to have a material impact on our financial position for settlement of any unrecognized tax benefit associated with matters under audit.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Significant components of deferred tax liabilities and deferred tax assets as of December 31, 2007 and 2008, are as follows:

	December 31,
	2007	2008
	(In millions)

Deferred tax liabilities:
Property, plant and equipment	$1,050	$—
Regulatory assets and liabilities	62	—
Deferred charges	29	—
Investments	11	—

Total deferred tax liabilities	1,152	—

Deferred tax assets:
Accrued liabilities	103	—
Estimated rate refund liability	38	—
Other	13	—

Total deferred tax assets	154	—

Less valuation allowance	—	—

Net deferred tax assets	154	—

Overall net deferred tax liabilities	$998	$—

We recognized related interest and penalties as a component of income tax expense. The amounts accrued for interest and penalties were immaterial.

As of December 31, 2008, the Internal Revenue Service (IRS) examinations of consolidated Williams U.S. income tax returns for 2006 and 2007 were in process. IRS examinations for 1997 through 2005 have been completed at the field level but the years remain open for certain unresolved issues. The statute of limitations for most states expires one year after expiration of the IRS statute. During the next twelve months, we do not expect ultimate resolution of any unrecognized tax benefit to have a material impact on our financial position.

Net cash payments made to Williams for income taxes were $93 million and $77 million in 2007 and 2008, respectively.

Note 7.	Inventories

Inventories at December 31, 2007 and 2008 and at September 30, 2009 are as follows:

	December 31,		September 30,
	2007	2008	2009
	(In millions)

Natural gas liquids	$18	$34	$30
Crude oil	7	1	2
Natural gas in underground storage	27	58	36
Materials, supplies and other	53	53	64

	$105	$146	$132

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 8.	Investments

Investments being accounted for using the equity method at December 31, 2007 and 2008 are as follows:

	December 31,
	2007	2008
	(In millions)

Gulfstream Natural Gas System, L.L.C. — 24.5%	$215	$257
Aux Sable Liquid Products L.P. — 14.6%	19	14
Other	69	68

	$303	$339

Differences between the carrying value of our equity investments and the underlying equity in the net assets of the investees are primarily related to $30 million of impairments previously recognized.

Dividends and distributions, including those presented below, received from companies accounted for by the equity method were $48 million in 2007 and $64 million in 2008. These transactions reduced the carrying value of our investments. These dividends and distributions primarily included:

	2007	2008
	(In millions)

Gulfstream Natural Gas System, L.L.C.	$17	$29
Aux Sable Liquid Products L.P.	22	28

In addition, we contributed $19 million and $44 million to Gulfstream Natural Gas System, L.L.C. in 2007 and 2008, respectively. In June 2009, we acquired a 51% ownership interest in Laurel Mountain Midstream, LLC (LMM) for $131 million.

Guarantees on behalf of investees

We have provided guarantees on behalf of certain entities in which we have an equity ownership interest. These generally guarantee operating performance measures and the maximum potential future exposure cannot be determined. There are no expiration dates associated with these guarantees. No amounts have been accrued at December 31, 2008 and 2007 related to these guarantees.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 9.	Property, Plant and Equipment

Property, plant and equipment — net at December 31, 2007 and 2008 is as follows:

	Estimated Useful	Depreciation
	Life(a)	Rates(a)	December 31,
	(Years)	(%)	2007	2008
			(In millions)

Nonregulated:
Natural gas gathering and processing facilities	3 - 40		$2,240	$2,621
Construction in progress			477	683
Other	0 - 45		160	172
Regulated:
Natural gas transmission facilities		.01 - 7.25	8,207	8,441
Construction in progress			73	121
Storage and other		0 - 50	1,272	1,292

Total property, plant and equipment, at cost			12,429	13,330
Accumulated depreciation and amortization			(3,808)	(4,154)

Property, plant and equipment — net			$8,621	$9,176

(a)	Estimated useful life and depreciation rates are presented as of December 31, 2008.

Depreciation and amortization expense for property, plant and equipment — net was $432 million and $458 million in 2007 and 2008, respectively.

Regulated property, plant and equipment includes approximately $1.1 billion at December 31, 2007 and 2008 related to amounts in excess of the original cost of the regulated facilities within Gas Pipeline as a result of our prior acquisitions. This amount is being amortized over 40 years using the straight-line amortization method. Current FERC policy does not permit recovery through rates for amounts in excess of original cost of construction.

Asset retirement obligations

During 2007 and 2008, our overall asset retirement obligation changed as follows:

	2007	2008
	(In millions)

Beginning balance	$218	$254
Accretion	17	51
New obligations	5	13
Changes in estimates of existing obligations	19	135
Property dispositions/obligations settled	(5)	(10)

Ending balance	$254	$443

The 2008 increase in the obligations associated with changes in estimates reflects additional information available regarding the estimated timing and settlement costs in both our Gas Pipeline and Midstream segments. The accrued obligations relate to gas transmission facilities, underground storage caverns, offshore platforms, fractionation facilities and gas gathering well connections and pipelines. At the end of the useful life of each respective asset, we are legally obligated to remove certain components of gas transmission facilities from the ground, plug storage caverns and remove any related surface equipment, remove surface

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

equipment and restore land at fractionation facilities, dismantle offshore platforms, cap certain gathering pipelines at the wellhead connection and remove any related surface equipment.

Beginning in 2009, measurements of asset retirement obligations include, as a component of future expected costs, an estimate of the price that a third party would demand, and could expect to receive, for bearing the uncertainties inherent in the obligations, sometimes referred to as a market-risk premium.

Note 10.	Regulatory Assets and Liabilities

The regulatory assets and regulatory liabilities included in Combined Balance Sheets at December 31, 2007 and 2008 are as follows:

	December 31,
	2007	2008
	(In millions)

Regulatory assets:
Gross-up deferred taxes on equity funds used during construction	$112	$111
Asset retirement obligations	47	87
Fuel cost	12	74
Postretirement benefits other than pension	16	12
Levelized incremental depreciation	26	29
Other	25	30

	$238	$343

Regulatory liabilities:
Negative salvage	$17	$47
Postretirement benefits other than pension	14	17
Other	10	10

	$41	$74

Regulatory assets are included in regulatory assets and other assets and deferred charges. Regulatory liabilities are included in other noncurrent liabilities and deferred income and accrued liabilities.

Note 11.	Accounts Payable and Accrued Liabilities

Under our cash-management system with Williams, certain cash accounts reflected negative balances to the extent checks written have not been presented for payment. These negative balances represent obligations and have been reclassified to accounts payable. Accounts payable includes approximately $29 million and $22 million of these negative balances at December 31, 2007 and 2008, respectively.

Accrued liabilities at December 31, 2007 and 2008 are as follows:

	December 31,
	2007	2008
	(In millions)

Estimated rate refund liability	$98	$14
Taxes other than income	86	46
Interest	34	30
Deposits	—	34
Other, including other loss contingencies	108	101

	$326	$225

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Note 12.	Debt, Leases and Banking Arrangements

Long-Term Debt

Long-term debt at December 31, 2007 and 2008 and September 30, 2009 is:

	Weighted-Average
	Interest	December 31,		September 30,
	Rate(1)	2007	2008	2009
		(In millions)

Transco:
6.05% to 8.875%, payable through 2026	7.24%	$1,207	$1,283	$1,283
Northwest:
5.95% to 7.125%, payable through 2025	6.39%	695	695	695
Williams Laurel Mountain, LLC:
8.00% to 10.00%, payable through 2012	8.00%	—	—	26
Unamortized debt discount		(6)	(7)	(7)

Total long-term debt, including current portion		1,896	1,971	1,997
Long-term debt due within one year		75	—	17

Long-term debt		$1,821	$1,971	$1,980

(1)	At September 30, 2009.

Revolving credit and letter of credit facilities (credit facilities)

Williams has an unsecured, $1.5 billion credit facility with a maturity date of May 1, 2012. Currently, Transco and Northwest Pipeline each have access to $400 million under the credit facility to the extent not otherwise utilized by Williams. Lehman Commercial Paper Inc., which is committed to fund up to $70 million of the $1.5 billion credit facility, filed for bankruptcy in 2008. Williams expects that its ability to borrow under the credit facility is reduced by this committed amount. Consequently, we expect both Transco’s and Northwest Pipeline’s ability to borrow under the credit facility is reduced by approximately $18 million. The committed amounts of other participating banks under this agreement remain in effect and are not impacted by the above. As of September 30, 2009, letters of credit totaling $222 million, none of which are associated with Transco or Northwest Pipeline, have been issued by the participating institutions. There were no revolving credit loans outstanding as of September 30, 2009. Concurrently with the proposed acquisition of the Contributed Entities by Williams Partners, Transco’s and Northwest Pipeline’s ability to borrow under this facility is expected to be replaced with similar borrowing capacity under a new credit facility.

Interest is calculated based on a choice of two methods: a fluctuating rate equal to the lender’s base rate plus an applicable margin, or a periodic fixed rate equal to LIBOR plus an applicable margin. Williams is required to pay a commitment fee (currently 0.125%) based on the unused portion of the credit facility. The margins and commitment fee are generally based on the specific borrower’s senior unsecured long-term debt ratings.

The credit facility contains certain affirmative covenants and a number of restrictions on the business of the borrowers, including Transco and Northwest. These restrictions include restrictions on the borrowers’ ability to grant liens securing indebtedness, merge or sell all or substantially all of its assets and incurrence of indebtedness. Significant financial covenants under the credit agreement include the following:

•	Williams’ ratio of debt to capitalization must be no greater than 65%. At December 31, 2008, Williams was in compliance with this covenant as Williams ratio of debt to capitalization as calculated under this covenant, is approximately 40%.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

•	Ratio of debt to capitalization must be no greater than 55% for Transco and Northwest Pipeline. At December 31, 2008, they are in compliance with this covenant as their ratio of debt to capitalization, as calculated under this covenant, is approximately 26% for Transco and 36% for Northwest Pipeline.

The credit facility also contains events of default tied to all borrowers which in certain circumstances would cause all lending under the credit facility to terminate and all indebtedness outstanding under the credit facility to be accelerated.

Issuances and retirements

On January 15, 2008, Transco retired $100 million of 6.25% senior unsecured notes due January 15, 2008, with proceeds borrowed under Williams’ $1.5 billion unsecured credit facility.

On April 15, 2008, Transco retired a $75 million adjustable rate unsecured note due April 15, 2008, with proceeds borrowed under Williams’ $1.5 billion unsecured credit facility.

On May 22, 2008, Transco issued $250 million aggregate principal amount of 6.05% senior unsecured notes due 2018 to certain institutional investors in a Rule 144A private debt placement. A portion of these proceeds was used to repay Transco’s $100 million and $75 million loans from January 2008 and April 2008, respectively, under Williams’ $1.5 billion unsecured credit facility. In September 2008, Transco completed an exchange of these notes for substantially identical new notes that are registered under the Securities Act of 1933, as amended.

On May 22, 2008, Northwest issued $250 million aggregate principal amount of 6.05% senior unsecured notes due 2018 to certain institutional investors in a Rule 144A private debt placement. These proceeds were used to repay Northwest’s $250 million loan from December 2007 under Williams’ $1.5 billion unsecured credit facility. In September 2008, Northwest completed an exchange of these notes for substantially identical new notes that are registered under the Securities Act of 1933, as amended.

On June 1, 2009, we issued a $26 million note payable to LMM in connection with LMM’s formation. The note is due through 2012 with interest rates of 8.00% to 10.00%.

As of December 31, 2008, aggregate minimum maturities of long-term debt (excluding unamortized discount and premium) for each of the next five years are as follows:

(In millions)

2009	$—
2010	—
2011	300
2012	325
2013	—

Cash payments for interest (net of amounts capitalized) were as follows: 2007 — $136 million; 2008 — $142 million.

Leases-Lessee

On October 23, 2003, Transco entered into a lease agreement for space in the Williams Tower in Houston, Texas (Williams Tower). The lease term runs through March 31, 2014.

Northwest entered into a leveraged lease agreement for its headquarters building, which became effective during 1982. The agreement had an initial term of approximately 27 years, with options for consecutive renewal terms of approximately 9 years and 10 years. As required by the terms of the lease, Northwest exercised its option to renew the term of the lease for approximately 9 years, beginning October 1, 2009. The major component of the lease payment is set through the initial and first renewal terms of the lease. Various

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

purchase options exist under the building lease, including options involving adverse regulatory developments. Northwest subleases portions of its headquarters building to third parties under agreements with varying terms.

Future minimum annual rentals under noncancelable operating leases as of December 31, 2008, are payable as follows:

(In millions)

2009	$16
2010	14
2011	13
2012	12
2013	13
Thereafter	2

70
Less sublease income	(5)

Total	$65

Effective October 1, 2009, Northwest Pipeline assigned its headquarters building lease to another party and, concurrently, entered into a new sublease agreement with that party. This arrangement decreased the future minimum rentals by $1 million annually.

Total rent expense, net of sublease revenues, was $15 million in 2007 and $19 million in 2008.

Note 13.	Noncontrolling interests in consolidated subsidiares

Wamsutter

The noncontrolling interests in Wamsutter at December 31, 2008 represent its Class A membership interests and 65% of its Class C membership interests, both of which are held by Williams Partners. We hold Wamsutter’s Class B membership interests and 35% of its Class C membership interests, operate the assets and fund the significant expansion capital expenditures. Class C units are issued to Class A and Class B members based on their funding of expansion capital expenditures placed in service.

The Class A membership interests are entitled to $70 million of distributions and net income allocation annually before the Class C membership interests. Of the remaining cash available for distribution, 5% is distributed to the holder of the Class A membership interest and 95% is distributed to holders of the Class C units on a pro rata basis. Net income is allocated between the Class A and Class C membership interests in a similar manner as the cash distributions. Our Class B membership interests does not receive distributions or net income allocations.

Pipeline Partners

The noncontrolling interests in Pipeline Partners represent its common units held by the public. We hold 47.7% of the interests in Pipeline Partners, including common units, subordinated units, the general partner interest and incentive distribution rights. The common units are entitled to a minimum quarterly distribution of $0.2875 per unit.

Note 14.	Fair Value Measurements

Fair value is the amount received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. Fair value is a market-based measurement considered from the perspective of a market participant. We use market data or assumptions that

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

we believe market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation. These inputs can be readily observable, market corroborated, or unobservable. We apply both market and income approaches for recurring fair value measurements using the best available information while utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Effective January 1, 2008, we implemented new accounting guidance for our assets and liabilities that are measured at fair value on a recurring basis. As a result, we changed our valuation methodology to consider our nonperformance risk in estimating the fair value of our liabilities. Effective January 1, 2009, we applied these new fair value requirements to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis. We applied a prospective transition as we did not have financial instrument transactions that required a cumulative-effect adjustment to beginning retained earnings. These initial adoptions had no material impact on our Combined Financial Statements.

The fair value hierarchy prioritizes the inputs used to measure fair value, giving the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

•	Level 1 — Quoted prices for identical assets or liabilities in active markets that we have the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Our Level 1 primarily consists of financial instruments that are exchange traded.

•	Level 2 — Inputs are other than quoted prices in active markets included in Level 1, that are either directly or indirectly observable. These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured. Our Level 2 has primarily consisted of natural gas purchase contracts.

•	Level 3 — Inputs that are not observable for which there is little, if any, market activity for the asset or liability being measured. These inputs reflect management’s best estimate of the assumptions market participants would use in determining fair value. Our Level 3 consists of instruments valued using industry standard pricing models and other valuation methods that utilize unobservable pricing inputs that are significant to the overall fair value.

In valuing certain contracts, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. For disclosure purposes, assets and liabilities are classified in their entirety in the fair value hierarchy level based on the lowest level of input that is significant to the overall fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy levels.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The following table presents, by level within the fair value hierarchy, our assets and liabilities that are measured at fair value on a recurring basis.

	December 31,				September 30,
	2008				2009
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In millions)

Assets:
Marketable securities	$13	$—	$—	$13	$21	$—	$—	$21
Energy derivatives	—	—	1	1	—	—	4	4

Total assets	$13	$—	$1	$14	$21	$—	$4	25

Liabilities:
Energy derivatives	$—	$—	$—	$—	$—	$—	$1	$1

Total liabilities	$—	$—	$—	$—	$—	$—	$1	$1

Marketable securities consist primarily of money market funds, U.S. equity funds, international equity funds and municipal bonds. Energy derivatives consist primarily of commodity-based contracts with WGM, a wholly-owned subsidiary of Williams, that resemble similar exchange-traded contracts and over-the-counter (OTC) contracts. Exchange-traded contracts include futures, swaps, and options. OTC contracts include forwards, swaps and options.

Many contracts have bid and ask prices that can be observed in the market. Our policy is to use a mid-market pricing (the mid-point price between bid and ask prices) convention to value individual positions and then adjust on a portfolio level to a point within the bid and ask range that represents our best estimate of fair value. For offsetting positions by location, the mid-market price is used to measure both the long and short positions.

The determination of fair value for our assets and liabilities also incorporates the time value of money and various credit risk factors which can include the credit standing of the counterparties involved, master netting arrangements, the impact of credit enhancements (such as cash collateral posted and letters of credit), and our nonperformance risk on our liabilities. The determination of the fair value of our liabilities does not consider noncash collateral credit enhancements.

Exchange-traded contracts include New York Mercantile Exchange and Intercontinental Exchange contracts and are valued based on quoted prices in these active markets and are classified within Level 1.

Contracts for which fair value can be estimated from executed transactions or broker quotes corroborated by other market data are generally classified within Level 2. These broker quotes are based on observable market prices at which transactions could currently be executed. In certain instances where these inputs are not observable for all periods, relationships of observable market data and historical observations are used as a means to estimate fair value. Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2. The instruments included in Level 2 consist primarily of natural gas swaps, options and physical commitments.

Certain instruments trade in less active markets with lower availability of pricing information requiring valuation models using inputs that may not be readily observable or corroborated by other market data. These instruments are classified within Level 3 when these inputs have a significant impact on the measurement of fair value. The fair value of options is estimated using an industry standard Black-Scholes option pricing model. Certain inputs into the model are generally observable, such as commodity prices and interest rates, whereas other model inputs, such as implied volatility by location, is unobservable and requires judgment in estimating. The instruments included in Level 3 consist primarily of location based natural gas liquids swaps, options and physical commitments.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

The following tables present a reconciliation of changes in the fair value of net derivatives classified as Level 3 in the fair value hierarchy.

Level 3 Fair Value Measurements Using Significant Unobservable Inputs

	Net Derivatives
	Year Ended	Nine Months Ended
	December 31,	September 30,
	2008	2009
	(In millions)

Beginning balance	$(7)	$1
Realized and unrealized gains (losses):
Included in net income	(9)	4
Included in other comprehensive income (loss)	8	(1)
Purchases, issuances, and settlements	9	(1)
Transfers into Level 3	—	—
Transfers out of Level 3	—	—

Ending balance	$1	$3

Net unrealized gains included in net income relating to instruments still held at end of period	$—	$3

Realized and unrealized gains (losses) included in net income for the above periods are reported in revenues in our Combined Statements of Income.

During the nine months ended September 30, 2009 there were no assets measured at fair value on a nonrecurring basis.

Note 15.	Financial Instruments, Derivatives, Guarantees and Concentration of Credit Risk

Financial Instruments

Fair-value methods

We use the following methods and assumptions in estimating our fair-value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amounts reported in the Combined Balance Sheets approximate fair value due to the short-term maturity of these instruments.

ARO Trust Investments:  Pursuant to its 2008 rate case settlement, Transco deposits a portion of its collected rates into an external trust (ARO Trust) that is specifically designated to fund future asset retirement obligations. The ARO Trust invests in a portfolio of mutual funds that are classified as available-for-sale and are reported in other assets and deferred charges in the Combined Balance Sheets. The fair value of these investments is based on indicative period-end traded market prices.

Notes receivable from parent:  The carrying amounts reported in the Combined Balance Sheets approximate fair value as these instruments are due on demand and have interest rates approximating market.

Notes and other noncurrent receivables:  The carrying amounts reported in the Combined Balance Sheets approximate fair value as these instruments have interest rates approximating market.

Long-term debt:  The fair value of our publicly traded long-term debt is valued using indicative year-end traded bond market prices. Private debt is valued based on market rates and the prices of similar securities

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

with similar terms and credit ratings. At December 31, 2007 and 2008 and September 30, 2009, approximately 87%, 100% and 99%, respectively, of our long-term debt was publicly traded.

Energy derivatives:  Energy derivatives include futures, forwards, swaps, and options. See Note 14 for discussion of valuation of our energy derivatives.

Carrying amounts and fair values of our financial instruments

	December 31,		December 31,		September 30,
	2007		2008		2009
	Carrying		Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value
	(In millions)

Asset (Liability):
Cash and cash equivalents	$9	$9	$16	$16	$8	$8
ARO Trust Investments	—	—	13	13	21	21
Notes receivable from parent	253	253	252	252	336	336
Notes and other noncurrent receivables	2	2	1	1	1	1
Long-term debt, including current portion	(1,896)	(2,007)	(1,971)	(1,727)	(1,997)	(2,178)
Net energy derivatives:
Energy commodity cash flow hedges — affiliate	(8)	(8)	—	—	—	—
Other energy derivatives	1	1	1	1	3	3

Energy Commodity Derivatives

Risk Management Activities

We are exposed to market risk from changes in energy commodity prices within our operations. We may utilize derivatives to manage our exposure to the variability in expected future cash flows from forecasted purchases of natural gas and forecasted sales of NGLs attributable to commodity price risk. Certain of these derivatives utilized for risk management purposes have been designated as cash flow hedges while others have not been designated as cash flow hedges or do not qualify for hedge accounting despite hedging our future cash flows on an economic basis.

Midstream produces, buys and sells NGLs at different locations throughout the United States. Midstream also buys natural gas to satisfy the required fuel and shrink needed to generate NGLs. To reduce exposure to a decrease in revenues from fluctuations in NGL market prices or increases in costs and operating expenses from fluctuations in natural gas market prices, we may enter into NGL or natural gas swap agreements, financial forward contracts, and financial option contracts to mitigate the price risk on forecasted sales of NGLs and purchases of natural gas. Midstream’s cash flow hedges are expected to be highly effective in offsetting cash flows attributable to the hedged risk during the term of the hedge. However, ineffectiveness may be recognized primarily as a result of locational differences between the hedging derivative and the hedged item.

Volumes

Our energy commodity derivatives are comprised of both contracts to purchase commodities (long positions) and contracts to sell commodities (short positions). Derivative transactions are categorized into three types:

•	Fixed price: Includes physical and financial derivative transactions that settle at a fixed location price;

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

•	Basis: Includes financial derivative transactions priced off the difference in value between a commodity at two specific delivery points; and

•	Index: Includes physical derivative transactions at an unknown future price.

The following table depicts the notional amounts of the net long (short) positions in our commodity derivatives portfolio as of September 30, 2009. Natural gas is presented in millions of British Thermal Units (MMBtu) and NGLs are presented in gallons.

Derivative Notional Volumes	Measurement	Fixed Price	Basis	Index

Designated as Hedging Instruments
Midstream Risk Management	MMBtu	460,000	460,000
Midstream Risk Management	Gallons	(18,522,000)
Not Designated as Hedging Instruments
Midstream Risk Management	Gallons	(6,930,000)		(5,997,600)

Fair values and gains (losses)

The following table presents the fair value of energy commodity derivatives. Our derivatives are included in other current assets, other assets and deferred charges, and accrued liabilities in our Combined Balance Sheets. Derivatives are classified as current or noncurrent based on the contractual timing of expected future net cash flows of individual contracts. The expected future net cash flows for derivatives classified as current are expected to occur within the next twelve months. The fair value amounts are presented on a gross basis and do not reflect the netting of asset and liability positions permitted under the terms of our master netting arrangements.

	September 30,
	2009
	Assets	Liabilities
	(In millions)

Designated as hedging instruments	$1	$1
Not designated as hedging instruments	3	—

Total derivatives	$4	$1

The following table presents pre-tax gains and losses for our energy commodity derivatives designated as cash flow hedges, as recognized in accumulated other comprehensive income (AOCI) or revenues.

Nine Months Ended
September 30,
	2009	Classification

Net gain (loss) recognized in other comprehensive income (effective portion)	$(1)	AOCI
Net gain reclassified from accumulated other comprehensive income into income (effective portion)	$—	Revenues
Gain (loss) recognized in income (ineffective portion)	$—	Revenues

There were no gains or losses recognized in income as a result of excluding amounts from the assessment of hedge effectiveness or as a result of reclassifications to earnings following the discontinuance of any cash flow hedges. As of September 30, 2009, we have hedged portions of future cash flows associated with anticipated NGL sales for up to three months. Based on recorded values at September 30, 2009, net losses to be reclassified into earnings within the next twelve months are immaterial. These recorded values are based on market prices of the commodities as of September 30, 2009. Due to the volatile nature of commodity prices and changes in the creditworthiness of counterparties, actual gains or losses realized in the next twelve months

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

will likely differ from these values. These gains or losses will offset net losses or gains that will be realized in earnings from previous unfavorable or favorable market movements associated with underlying hedged transactions.

Gains on our energy commodity derivatives not designated as hedging instruments of $4 million were recognized in Midstream revenues during the nine months ended September 30, 2009.

The cash flow impact of our derivative activities is presented in the Combined Statements of Cash Flows as changes in other current assets, changes in accrued liabilities and changes in noncurrent assets.

Credit-risk-related features

Our financial swap contracts are with WGM, and the derivative contracts not designated as hedging instruments are physical commodity sale contracts. These agreements do not contain any provisions that require us to post collateral related to net liability positions.

Guarantees

In addition to the guarantees and payment obligations discussed elsewhere in these footnotes (see Note 8), we have issued guarantees and other similar arrangements as discussed below.

In connection with agreements executed to resolve take-or-pay and other contract claims and to amend gas purchase contracts, Transco entered into certain settlements with producers that may require the indemnification of certain claims for additional royalties that the producers may be required to pay as a result of such settlements. Transco, through its agent, WGM, continues to purchase gas under contracts which extend, in some cases, through the life of the associated gas reserves. Certain of these contracts contain royalty indemnification provisions that have no carrying value. Producers have received certain demands and may receive other demands, which could result in claims pursuant to royalty indemnification provisions. Indemnification for royalties will depend on, among other things, the specific lease provisions between the producer and the lessor and the terms of the agreement between the producer and Transco. Consequently, the potential maximum future payments under such indemnification provisions cannot be determined. However, management believes that the probability of material payments is remote.

Concentration of Credit Risk

Cash equivalents

Our cash equivalents are primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Accounts and notes receivable

The following table summarizes concentration of receivables, net of allowances, by product or service at December 31, 2007 and 2008:

	December 31,
	2007	2008
	(In millions)

Receivables by product or service:
Sale of NGLs and related products and services	$240	$123
Transportation of natural gas and related products	161	135

Total accounts receivable	401	258
Notes receivable from parent	253	252

Total	$654	$510

Natural gas and NGL customers include pipelines, distribution companies, producers, gas marketers and industrial users primarily located in the eastern and northwestern United States, Rocky Mountains and the Gulf Coast. As a general policy, collateral is not required for receivables, but customers’ financial condition and credit worthiness are evaluated regularly.

Derivative assets and liabilities

We have a risk of loss from counterparties not performing pursuant to the terms of their contractual obligations. Risk of loss is impacted by several factors, including credit considerations. We attempt to minimize credit-risk exposure to derivative counterparties through formal credit policies, consideration of credit ratings from public ratings agencies, monitoring procedures and collateral support under certain circumstances. Our NGL and natural gas financial contracts are with WGM and do not contain any provisions that require either party to post collateral related to net liability positions. Historically, WGM has not passed any counterparty risk back to us when they enter offsetting NGL and natural gas financial contracts with third parties. Our remaining derivatives are physical commodity sale contracts with non-investment grade companies.

Revenues

During the year ended December 31, 2007, there were two customers in our Midstream Gas & Liquids segment for which our sales exceeded 10% of our consolidated revenues. The largest customer represented 16% of our 2007 revenues and the other represented 12%. There were no customers for which our sales exceeded 10% of our consolidated revenues in 2008.

Note 16.	Contingent Liabilities and Commitments

Environmental Matters

Since 1989, Transco has had studies underway to test certain of its facilities for the presence of toxic and hazardous substances to determine to what extent, if any, remediation may be necessary. Transco has responded to data requests from the U.S. Environmental Protection Agency (EPA) and state agencies regarding such potential contamination of certain of its sites. Transco has identified polychlorinated biphenyl (PCB) contamination in compressor systems, soils and related properties at certain compressor station sites. Transco has also been involved in negotiations with the EPA and state agencies to develop screening, sampling and cleanup programs. In addition, Transco commenced negotiations with certain environmental authorities and other parties concerning investigative and remedial actions relative to potential mercury contamination at certain gas metering sites. The costs of any such remediation will depend upon the scope of the remediation.

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

At December 31, 2008 and September 30, 2009, we had accrued liabilities of $5 million and $4 million, respectively, related to PCB contamination, potential mercury contamination, and other toxic and hazardous substances. Transco has been identified as a potentially responsible party at various Superfund and state waste disposal sites. Based on present volumetric estimates and other factors, we have estimated our aggregate exposure for remediation of these sites to be less than $1 million, which is included in the environmental accrual discussed above. We expect that these costs will be recoverable through Transco’s rates.

Beginning in the mid-1980s, Northwest Pipeline evaluated many of its facilities for the presence of toxic and hazardous substances to determine to what extent, if any, remediation might be necessary. Consistent with other natural gas transmission companies, Northwest Pipeline identified PCB contamination in air compressor systems, soils and related properties at certain compressor station sites. Similarly, Northwest Pipeline identified hydrocarbon impacts at these facilities due to the former use of earthen pits and mercury contamination at certain gas metering sites. The PCBs were remediated pursuant to a Consent Decree with the EPA in the late 1980s and Northwest Pipeline conducted a voluntary clean-up of the hydrocarbon and mercury impacts in the early 1990s. In 2005, the Washington Department of Ecology required Northwest Pipeline to reevaluate its previous mercury clean-ups in Washington. Consequently, Northwest Pipeline is conducting additional remediation activities at certain sites to comply with Washington’s current environmental standards. At December 31, 2008 and September 30, 2009, we have accrued liabilities of $9 million and $8 million, respectively, for these costs. We expect that these costs will be recoverable through Northwest Pipeline’s rates.

In March 2008, the EPA issued a new air quality standard for ground level ozone. In September 2009, the EPA announced that it would reconsider those standards. The new standard would likely impact the operations of our interstate gas pipelines and cause us to incur additional capital expenditures to comply. At this time we are unable to estimate the cost of these additions that may be required to meet these regulations. We expect that costs associated with these compliance efforts will be recoverable through rates.

In September 2007, the EPA requested, and Transco later provided, information regarding natural gas compressor stations in the states of Mississippi and Alabama as part of the EPA’s investigation of our compliance with the Clean Air Act. On March 28, 2008, the EPA issued NOVs alleging violations of Clean Air Act requirements at these compressor stations. Transco met with the EPA in May 2008 and submitted its response denying the allegations in June 2008. In July 2009, the EPA requested additional information pertaining to these compressor stations and in August 2009, Transco submitted the requested information.

Summary of environmental matters

Actual costs incurred for these matters could be substantially greater than amounts accrued depending on the actual number of contaminated sites identified, the actual amount and extent of contamination discovered, the final cleanup standards mandated by the EPA and other governmental authorities and other factors, but the amount cannot be reasonably estimated at this time.

Other Legal Matters

Will Price (formerly Quinque)

In 2001, we were named, along with other subsidiaries of Williams, as defendants in a nationwide class action lawsuit in Kansas state court that had been pending against other defendants, generally pipeline and gathering companies, since 2000. The plaintiffs alleged that the defendants have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs and sought an unspecified amount of damages. The fourth amended petition, which was filed in 2003, deleted all of our defendant entities except two Midstream subsidiaries. All remaining defendants have opposed class certification, and on September 18, 2009, the court denied plaintiffs’ most recent motion to certify the class. On October 2, 2009, the plaintiffs filed a motion for reconsideration of the

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

denial. We are awaiting a decision from the court. The amount of any possible liability cannot be reasonably estimated at this time.

Rate Matters

On March 1, 2001, Transco submitted to the FERC a general rate filing (Docket No. RP01-245) to recover increased costs. All cost of service, throughput and throughput mix, cost allocation and rate design issues in this rate proceeding have been resolved by settlement or litigation. The resulting rates were effective from September 1, 2001 to March 1, 2007. A tariff matter related to storage service in this proceeding has not yet been resolved.

On August 31, 2006, Transco submitted to the FERC a general rate filing (Docket No. RP06-569) principally designed to recover costs associated with (a) an increase in operation and maintenance expenses and administrative and general expenses; (b) an increase in depreciation expense; (c) the inclusion of costs for asset retirement obligations; (d) an increase in rate base resulting from additional plant; and (e) an increase in rate of return and related taxes. The rates became effective March 1, 2007, subject to refund and the outcome of a hearing. On November 28, 2007, Transco filed with the FERC a Stipulation and Agreement (Agreement) resolving all but one issue in the rate case. On March 7, 2008, the FERC issued an order approving the Agreement without modifications. Pursuant to its terms, the Agreement became effective on June 1, 2008, and refunds of approximately $144 million were issued on July 17, 2008. Transco had previously provided a reserve for the refunds.

The one issue reserved for litigation or further settlement relates to Transco’s proposal to change the design of the rates for service under one of its storage rate schedules, which was implemented subject to refund on March 1, 2007. A hearing on that issue was held before a FERC Administrative Law Judge (ALJ) in July 2008. In November 2008, the ALJ issued an initial decision in which he determined that Transco’s proposed incremental rate design is unjust and unreasonable. The ALJ’s decision is subject to review by the FERC. If Transco is unsuccessful in its rehearing request, it would be required to refund approximately $6 million to customers.

Summary

Litigation, arbitration, regulatory matters, and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will not have a material adverse effect upon our future liquidity or financial position.

Commitments

Commitments for construction and acquisition of property, plant and equipment are approximately $466 million at December 31, 2008. In addition, Transco has commitments for gas purchases of approximately $87 million at December 31, 2008, which are expected to be spent over the next ten years.

Note 17.	Segment Disclosures

Our reportable segments are strategic business units that offer different products and services. The segments are managed separately because each segment requires different technology, marketing strategies and industry knowledge. Pipeline Partners is consolidated within the Gas Pipeline segment. (See Note 1.)

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

Performance Measurement

We currently evaluate performance based on segment profit from operations, which includes segment revenues from external and internal customers, segment costs and expenses, and equity earnings. The accounting policies of the segments are the same as those described in Note 1. Intersegment sales are generally accounted for at current market prices as if the sales were to unaffiliated third parties.

The primary types of costs and operating expenses by segment can be generally summarized as follows:

•	Gas Pipeline — depreciation and operation and maintenance expenses; and

•	Midstream Gas & Liquids — commodity purchases (primarily for NGL and crude marketing, shrink, feedstock and fuel), depreciation, and operation and maintenance expenses.

The following table reflects the reconciliation of segment revenues to revenues and segment profit to operating income as reported in the Combined Statements of Income. It also presents other financial information related to long-lived assets.

		Midstream
	Gas	Gas &
	Pipeline	Liquids	Eliminations	Total
	(In millions)

Year Ended December 31, 2007
Segment revenues:
External	$1,619	$3,707	$—	$5,326
Internal	4	—	(4)	—

Total revenues	$1,623	$3,707	$(4)	$5,326

Segment profit	$649	$757	$—	$1,406
Less:
Equity earnings	27	24	—	51

Segment operating income	$622	$733	$—	$1,355

General corporate expense				(88)

Total operating income				$1,267

Other financial information:
Additions to long-lived assets	$546	$561	$—	$1,107
Depreciation and amortization	$313	$119	$—	$432

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

		Midstream
	Gas	Gas &
	Pipeline	Liquids	Eliminations	Total
	(In millions)

Year Ended December 31, 2008
Segment revenues:
External	$1,637	$3,818	$—	$5,455
Internal	—	10	(10)	—

Total revenues	$1,637	$3,828	$(10)	$5,455

Segment profit	$661	$573	$—	$1,234
Less:
Equity earnings	31	24	—	55

Segment operating income	$630	$549	$—	$1,179

General corporate expense				(80)

Total operating income				$1,099

Other financial information:
Additions to long-lived assets	$413	$608	$—	$1,021
Depreciation and amortization	$319	$139	$—	$458

		Midstream
	Gas	Gas &
	Pipeline	Liquids	Eliminations	Total
	(In millions)

Nine Months Ended September 30, 2008
Segment revenues:
External	$1,229	$3,275	$—	$4,504
Internal	—	7	(7)	—

Total revenues	$1,229	$3,282	$(7)	$4,504

Segment profit	$510	$514	$—	$1,024
Less:
Equity earnings	24	24	—	48

Segment operating income	$486	$490	$—	$976

General corporate expense				(61)

Total operating income				$915

Other financial information:
Additions to long-lived assets	$261	$465	$—	$726
Depreciation and amortization	$237	$95	$—	$332

CONTRIBUTED ENTITIES
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)

		Midstream
	Gas	Gas &
	Pipeline	Liquids	Eliminations	Total
	(In millions)

Nine Months Ended September 30, 2009
Segment revenues:
External	$1,202	$1,801	$—	$3,003
Internal	—	5	(5)	—

Total revenues	$1,202	$1,806	$(5)	$3,003

Segment profit	$474	$313	$—	$787
Less:
Equity earnings	25	14	—	39

Segment operating income	$449	$299	$—	$748

General corporate expense				(68)

Total operating income				$680

Other financial information:
Additions to long-lived assets	$322	$345	$—	$667
Depreciation and amortization	$249	$113	$—	$362

The following table reflects total assets and investments by reporting segment.

	Total Assets			Investments
	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,
	2007	2008	2009	2007	2008	2009
	(In millions)

Gas Pipeline	$7,676	$7,891	$7,931	$259	$302	$235
Midstream Gas & Liquids	2,422	2,789	3,197	44	37	171
Eliminations	(6)	(2)	(2)	—	—	—

Total	$10,092	$10,678	$11,126	$303	$339	$406

Note 18.	Subsequent Events

In November 2009, we sold Midstream’s Cameron Meadows gas processing plant for $57 million. We expect to recognize a gain on the sale of approximately $40 million in the fourth-quarter 2009.